UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Wheeling - Pittsburgh Corporation

(Name of Registrant as Specified In Its Charter)

Esmark Incorporated

Bouchard Group, L.L.C.

Franklin Mutual Advisers, LLC

James P. Bouchard

Craig T. Bouchard

Albert G. Adkins

Clark Burrus

C. Frederick Fetterolf

James V. Koch

George Muñoz

Joseph Peduzzi

James A. Todd

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

Esmark Responds to Wheeling-Pitt Statement Regarding Term

Loan Agreement and Revolver Payments

Financing Available in the Unlikely Event of Default

CHICAGO, November 15, 2006 - Esmark Incorporated (“Esmark”), a steel services company supported by global investor Franklin Mutual Advisers, LLC, and advised by JPMorgan, today released the following statement from its Chief Executive Officer, James P. Bouchard, addressing the statement released late this afternoon by Wheeling-Pittsburgh Corporation (NASDAQ: WPSC) (“Wheeling-Pitt”) regarding the purported acceleration of payments under that company’s existing term loan agreement and revolver in the event of the replacement of a majority of its Board of Directors:

“Today’s statement by Wheeling-Pitt’s management describing a circumstance that they must have been aware of for months is a last-ditch, desperate ploy to scare investors in advance of the November 17 annual meeting. We would anticipate no problems whatsoever in negotiating a continuance of Wheeling-Pitt's credit facilities in the event that Esmark’s slate of highly qualified directors is elected by the company’s shareholders.

“We believe after consultations with our advisors that it would be highly unusual and unlikely for Wheeling-Pitt’s banks to accelerate these taxpayer-backed, federally guaranteed loans in response to a decision by a majority of public shareholders to change Wheeling-Pitt’s board of directors following a democratic election contest. We simply do not believe there would be any benefit to the creditors to act in such a manner.

“It is interesting to note that in each of the numerous occasions over the last three years when Wheeling-Pitt would have been in default of these very loans for failing to meet its financial covenants, most recently during the first quarter of this year, Wheeling-Pitt’s banks agreed to the waivers it needed to avoid a default.

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Esmark

“In the unlikely event that these credit facilities were no longer available to Wheeling-Pitt, we believe that replacement financing would be readily available to meet the company’s obligations under its term loan and revolver. As publicly announced in connection with our merger proposal, Esmark has made arrangements for a $350 million dollar credit facility to Wheeling-Pitt and has the backing of Franklin Mutual Advisers, LLC.

“We look forward to the opportunity to create a great American steel company. We believe that Esmark has the right board, the right management team and the plan to fix Wheeling-Pitt.”

Esmark Incorporated has previously filed its definitive proxy statement relating to the 2006 annual meeting of Wheeling-Pittsburgh Corporation stockholders with the Securities and Exchange Commission (the “SEC”) and has mailed its definitive proxy statement and WHITE proxy card to Wheeling-Pittsburgh stockholders. Esmark urges Wheeling-Pittsburgh stockholders to read its definitive proxy statement and other related documents as they contain important information, including information relating to the participants in the solicitation. Copies of the definitive proxy statement are available free of charge at the SEC’s website at http://www.sec.gov or by contacting Esmark’s proxy solicitor, Innisfree M&A Incorporated, at its toll-free number (888)750-5834.

About Esmark

Headquartered in Chicago and founded by the Bouchard Group, Esmark is a steel services family of companies. The mission of Esmark is to establish the benchmark standards for strategic consolidation, operating efficiency and management excellence in the steel sector. More information about Esmark can be found at www.esmark.com. This press release contains forward-looking statements. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the ability to successfully solicit sufficient proxies to elect Esmark’s nominees for director and the ability to achieve anticipated cost savings as a result of the proposed merger, competition in the steel industry, dependence on suppliers of raw materials, and cyclical demand for steel products.

Media Contact:

Bill Keegan, Edelman, 312.927.8424 bill.keegan@edelman.com

For Investors:

Craig T. Bouchard, Esmark, 630.947.4766 ctbouchard@esmark.com